EXHIBIT 99.1

Ur-Energy Releases 2023 Q2 Results and

Announces Second Quarter Earnings Webcast / Teleconference to be held August 15, 2023

Littleton, Colorado (ACCESSWIRE – August 7, 2023) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended June 30, 2023, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedar.com.

Ur-Energy CEO, John Cash said, “This was an exciting quarter with our Lost Creek Project moving back into commercial production. Despite significant challenges in recruitment of personnel and contractors, and the worst Wyoming winter on record, we are proud to say we began producing U3O8 again to build inventory for delivery into our three sales contracts. Congratulations and a genuine thank you to each of our team members whose Wyoming cowboy-up spirit of perseverance has made the ongoing ramp-up possible.

“Demand for nuclear energy continues to expand as nations seek to lower carbon emissions and foster security through energy independence. While the demand for nuclear fuel grows, risk in the supply chain is escalating as evidenced by the war in Ukraine, transportation issues for Kazakh uranium and Russian LEU exports, the recent coup in Niger, and a lack of any significant new mine production in the near-term.

“Our strategy to take advantage of the improving market is simple: continue growing our long-term sales book as the market continues to improve, ramp-up production at Lost Creek and, ultimately, at Shirley Basin. We will also continue to consider acquisition opportunities to increase our production portfolio but will remain disciplined by only seeking to acquire, or organically develop, quality, producible, projects.”

Financial Results

As of June 30, 2023, we had cash resources consisting of cash and cash equivalents of $68.0 million, an increase of $35.0 million from the December 31, 2022 balance of $33.0 million. During the six months ended June 30, 2023, we used $5.1 million for operating activities, used $1.2 million for investing activities, and generated $41.3 million from financing activities, which included net proceeds of $44.0 million from share issuances less $2.7 million Wyoming bond loan principal payment.

In the first six months of 2023, we sold 100,000 pounds to the U.S. DOE uranium reserve program at an average price of $64.47. We now have three multi-year sales agreements, having recently added a third agreement to our contract book which calls for deliveries of 100,000 pounds U3O8 annually 2025 – 2027. Collectively, our agreements call for deliveries beginning in 2023 and continuing through 2028, with the possibility of deliveries continuing under one agreement into 2029. Including the already completed 100,000-pound sale, we expect to sell 280,000 pounds U3O8 in 2023 for $17.3 million. With the addition of our third multi-year sales agreement, our current anticipated revenues 2023 – 2028 will be approximately $220 million.

Reconciliation of Non-GAAP measures with US GAAP financial statement presentation

The following tables include measures such as U3O8 sales, U3O8 cost of sales, U3O8 gross profit, U3O8 pounds sold, U3O8 price per pound sold, U3O8 cost per pound sold, and U3O8 gross profit per pound sold. These measures do not have standardized meanings within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance. These measures exclude disposal fees and lower of cost or NRV adjustments.

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U3O8 Sales, Cost of Sales, and Gross Profit

The following table provides information on our U3O8 sales, cost of sales, and gross profit.

	Unit	2023 Q1	2023 Q2	YTD 2023
U3O8 Pounds Sold
Produced	lb	43,259	-	43,259
Purchased	lb	56,741	-	56,741
	lb	100,000	-	100,000

U3O8 Sales
Produced	$000	2,789	-	2,789
Purchased	$000	3,658	-	3,658
	$000	6,447	-	6,447

U3O8 Cost of Sales
Ad valorem and severance taxes	$000	26	-	26
Cash costs	$000	805	-	805
Non-cash costs	$000	383	-	383
Produced	$000	1,214	-	1,214
Purchased	$000	2,415	-	2,415
	$000	3,629	-	3,629

U3O8 Gross Profit
Produced	$000	1,575	-	1,575
Purchased	$000	1,243	-	1,243
	$000	2,818	-	2,818

U3O8 Price per Pounds Sold
Produced	$/lb	64.47	-	64.47
Purchased	$/lb	64.47	-	64.47
	$/lb	64.47	-	64.47

U3O8 Cost per Pound Sold
Ad valorem and severance taxes	$/lb	0.60	-	0.60
Cash costs	$/lb	18.61	-	18.61
Non-cash costs	$/lb	8.85	-	8.85
Produced	$/lb	28.06	-	28.06
Purchased	$/lb	42.56	-	42.56
	$/lb	36.29	-	36.29

U3O8 Gross Profit per Pound Sold
Produced	$/lb	36.41	-	36.41
Purchased	$/lb	21.91	-	21.91
	$/lb	28.18	-	28.18

U3O8 Gross Profit Margin
Produced	%	56.5%	-	56.5%
Purchased	%	34.0%	-	34.0%
	%	43.7%	-	43.7%

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U3O8 Production and Ending Inventory

The following table provides information on our production and ending inventory of U3O8 pounds.

	Unit	2022 Q3	2022 Q4	2023 Q1	2023 Q2	2023 YTD

U3O8 Production

Pounds captured	lb	74	85	156	4,392	4,548
Pounds drummed	lb	-	-	-	-	-
Pounds shipped	lb	-	-	-	-	-
Pounds purchased	lb	40,000	-	-	-	-

U3O8 Ending Inventory

Pounds
In-process inventory	lb	1,279	1,357	1,498	5,801
Plant inventory	lb	-	-	-	-
Conversion inventory - produced	lb	267,049	267,049	223,790	223,790
Conversion inventory - purchased	lb	56,741	56,741	-	-
	lb	325,069	325,147	225,288	229,591

Value
In-process inventory	$000	-	-	-	-
Plant inventory	$000	-	-	-	-
Conversion inventory - produced	$000	7,488	7,488	6,275	6,275
Conversion inventory - purchased	$000	2,415	2,415	-	-
	$000	9,903	9,903	6,275	6,275

Cost per Pound
In-process inventory	$/lb	-	-	-	-
Plant inventory	$/lb	-	-	-	-

Conversion inventory - produced	$/lb	28.04	28.04	28.04	28.04
Conversion inventory - purchased	$/lb	42.56	42.56	-	-
Conversion inventory average	$/lb	30.58	30.58	28.04	28.04

Produced conversion inventory detail
Ad valorem and severance tax	$/lb	0.59	0.59	0.59	0.59
Cash cost	$/lb	18.60	18.60	18.60	18.60
Non-cash cost	$/lb	8.85	8.85	8.85	8.85
	$/lb	28.04	28.04	28.04	28.04

Continuing Guidance for 2023

Our ramp-up decision in December 2022 laid our foundation for 2023. Notwithstanding the winter endured in Wyoming this year, we were able to advance our wellfield construction and development plans to return to commercial production operations at Lost Creek, with the production flow initiated from HH 2-4 in May. Production rates increased noticeably in June. We continue to diligently work to optimize processes and refine production plans, supported by our experienced Lost Creek operational staff and new hires. We expect HH 2-5 will also be brought online this year. Additional header houses will come online thereafter based upon our production targets for delivery into our sales commitments.

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Construction of our centralized services facility is complete at our Company-owned operations headquarters in Casper, Wyoming. The new 6,000 square foot building houses our construction shop and fully licensed chemistry lab. We are now able to consolidate our header house construction and lab analyses in support of Lost Creek and other future operations.

The Casper facility will also support the development and future operation of the Shirley Basin Project. With all major permits and authorizations for our Shirley Basin Project in place, we stand ready to construct the mine when market conditions support the placement of new off-take sales contracts for the project.

Global recognition of nuclear energy’s role in achieving net-zero carbon emissions continues to expand. The Biden Administration also continues to voice support for clean energy and the nuclear industry. G7 nations are prioritizing nuclear energy as clean, baseload energy which provides nations with high-quality jobs, economic growth and, importantly, greater energy security.

Uranium spot prices during Q2 remained above $50/lb. U3O8, with much of the period experiencing prices in the mid-$50s per pound U3O8. Nuclear utilities and other purchasers are back in the market, resulting in sustained term pricing.

These stronger prices enabled us to secure multi-year sales agreements with leading nuclear companies. We now have three agreements that call for combined annual delivery of a base amount of 600,000 – 700,000 pounds of U3O8 over a five-year period, beginning in 2024. Sales prices are anticipated to be profitable on a Company-wide, all-in cost basis, and are escalated annually from initial pricing. In 2023 H2, we will deliver into the first sales commitments under these agreements.

Bills are pending in both the House and Senate to cut off Russian imports of low-enriched uranium. While the bills appear to have strong bipartisan and Department of Energy support, the outcome remains uncertain. Any cessation of imports of nuclear fuel from Russia will introduce uncertainty into the supply chain since Russia is a major global supplier and the West has limited capacity to backfill any supply disruption. Additionally, Congress is considering steps to further bolster U.S. nuclear fuel production capacity to mitigate the impact from global supply chain disruptions to nuclear utilities which supply nearly 20% of U.S. electricity and 50% of the U.S. carbon free electricity.

Our cash position as of August 3, 2023, was $63.7 million and we have 223,790 pounds U3O8 in our conversion facility inventory. We look forward to delivering existing and future Lost Creek production into our sales contracts. As noted, we have sufficient conversion facility inventory on hand to meet our remaining 2023 deliveries and, with the DOE sale in Q1, anticipate selling a total of 280,000 pounds U3O8 at an average price of $61.89 for proceeds of $17.3 million this year with average gross profit margins expected to be above 40%.

We will continue to closely monitor the uranium markets, and other developments in the nuclear energy market, which may positively affect the uranium production industry and provide the opportunity to put in place additional off-take contracts at pricing sufficient to justify further expansion of production. As always, we will focus on maintaining safe and compliant operations.

Earnings Webcast and Teleconference

We will host a webcast and teleconference on Tuesday, August 15, 2023, at 1:30 PM Mountain Time / 3:30 PM Eastern Time.

Ur-Energy management will provide a review of our 2023 Q2 operations and results. A Q&A session will follow the presentation. Please join us by phone or online as follows:

Toll Free Number: 888-506-0062

International Number: 973-528-0011

Provide event code 517113 or ask to join the Ur-Energy call.

The webcast can be accessed 10 minutes prior to the call.

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Pre-registration and participation access is available by clicking here or by copying the following URL into your web browser: https://www.webcaster4.com/Webcast/Page/2307/48913. Following the webcast, a replay will be available at the same link.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced and packaged approximately 2.7 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy now has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is in the process of obtaining remaining amendments to Lost Creek authorizations for expansion of Lost Creek. Ur‑Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur‑Energy’s common shares is on the NYSE American under the symbol “URG.” Ur‑Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

John W. Cash, Chairman, CEO and President

+1 720-981-4588, ext. 303

John.Cash@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., the ability to maintain safe and compliant operations at Lost Creek as we continue to increase production levels; the timing for completion of ongoing development at Lost Creek including timing for additional header houses to come online; the timing of future development and construction priorities for Shirley Basin; the ability to ramp-up to higher production levels in a timely and cost-effective manner; whether the new centralized services facility will provide the operational, financial and environmental benefits currently foreseen; the ability to complete additional favorable uranium sales agreements; whether we will be successful with acquisition opportunities and/or with organic growth of our projects; resolution of the continuing challenges within the uranium market, including supply and demand projections and whether recent increases in spot and term pricing will continue and be sustained; whether the U.S. and other nations implement significant and continuing sanctions on Russia with respect to imports of nuclear fuel and to what effect; whether proposals in Congress to support the nuclear industries will be made law and what effects they would have; and impacts on the global markets of ongoing climate change initiatives) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as "plans," "expects," "does not expect," "is expected," "is likely," "estimates," "intends," "anticipates," "does not anticipate," or "believes," or variations of the foregoing, or statements that certain actions, events or results "may," "could," "might" or "will be taken," "occur," "be achieved" or "have the potential to." All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

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